Rule 424(b)(2)
File No. 333-33814

Pricing Supplement #120 dated April 14, 2005
to the Prospectus Dated April 12, 2000
and Prospectus Supplement Dated October 21, 2003

Marshall & Ilsley Corporation MiNotes SM
Due from 9 Months to 30 Years

Trade Date: April 11, 2005

Issue Price: 100%

Original Issue Date: April 14, 2005

Principal Amount: $350,000

Maturity Date: April 15, 2010

Interest Rate: 4.300%

Interest Payment Dates: 05/15/05 and monthly thereafter

Purchasing Agent acting as Principal: Merrill Lynch & Co.

Purchasing Agent Commission: 1.00%

Proceeds Before expenses: 99.00% ($346,500.00)

Survivor's Option: Yes

Redemption or Repayment: At Maturity

Redemption/Repayment Terms: Not Applicable

Minimum Denomination: $1,000 minimum investment with increments of $1,000

CUSIP No.: 57183MFF2

Original Issue Discount: No


Notes:
All trades settle without accrued interest and clear SDFS: DTC Book-Entry only Merrill Lynch DTC Participant Number: 161